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  PRESS RELEASE SOURCE: ELITE PHARMACEUTICALS INC.                  EXHIBIT 99.1

ELITE PHARMACEUTICALS AUTHORIZES NEGOTIATION OF MERGER WITH NOSTRUM PHARMACEUTICALS FRIDAY AUGUST 8, 2:06 PM ET

NORTHVALE, N.J.--(BUSINESS WIRE)--Aug. 8, 2003--Elite Pharmaceuticals Inc. (AMEX: ELI - News), a drug delivery systems and products company, announced today that it has authorized its officers to negotiate a merger agreement with Nostrum Pharmaceuticals, Inc. ("Nostrum"), a privately-held company engaged in the development of drug delivery products, to provide for the acquisition by Elite of all Nostrum's outstanding stock in exchange for approximately 32,000,000 shares of Elite Common Stock and options to acquire additional shares of Elite Common Stock on terms to be agreed by the parties. The closing price on August 7, 2003 on the American Stock Exchange of Elite's Common Stock was $2.33 per common share.

The proposed merger agreement shall be subject to the approval of the board of directors of each company and shall provide, as conditions to the merger, that the merger be approved by the shareholders of Elite, that Elite's Board of Directors be expanded to seven directors, four of whom are to be designated by the former Nostrum shareholders, that Elite maintain a designated amount of working capital as of the effective date and other customary closing conditions.

No assurance can be given that a definitive merger agreement will be executed or that if executed the conditions to the merger will be satisfied. The actual number of shares of Elite Common Stock, and options exercisable for Elite Common Stock, issuable upon the closing of the proposed transaction will be determined in the definitive merger agreement, as may be approved, and may vary from the amounts set forth above.

Nostrum is a specialty pharmaceutical company founded by Dr. Nirmal Mulye. Nostrum has licensed thirteen generic controlled release products to three major US generic drug companies. In addition to the licensed products, Nostrum has twelve products in late stage development.

Elite specializes in the development of delayed release, sustained release, targeted release, pulse release and other oral controlled release systems. Elite has six products currently under development in the therapeutic areas that include cardiovascular, pain, allergy and infection. Some of these products are being developed in collaboration with other pharmaceutical companies. Elite has a FDA and DEA registered facility in Northvale, NJ.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

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Contact:
  Elite Pharmaceuticals
  Bernard Berk, 201-750-2646
      or
  For Investor Relations
  Dianne Will, 518-398-6222